Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Bar Harbor Bankshares Announces 2014 Earnings

BAR HARBOR, Maine (February 2, 2015) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $14.6 million for the year ended December 31, 2014, representing an increase of $1.4 million, or 10.8%, compared with 2013. The Company also reported record diluted earnings per share of $2.45 for 2014, representing an increase of $0.23, or 10.4%, compared with 2013. The Company’s return on average equity amounted to 10.69%, up from 10.52% in 2013. The Company’s return on average assets amounted to 1.03%, up from 0.98% in 2013.

The Company also reported net income of $3.1 million for the quarter ended December 31, 2014, or diluted earnings per share of $0.52, compared with $3.3 million or diluted earnings per share of $0.55 in the fourth quarter of 2013, representing declines of $162 thousand and $0.03, or 5.0% and 5.5%, respectively.  Included in fourth quarter earnings were net realized losses on the sale of securities amounting to $263 thousand, reflecting the Bank’s efforts to lower the duration of the portfolio and its overall interest rate risk profile.

“Our 2014 performance continued a long-standing trend of delivering both growth and solid financial returns,” said Company President and Chief Executive Officer, Curtis C. Simard. “We are delighted to report our ninth consecutive year of record earnings following our recently announced fifteenth consecutive quarterly cash dividend increase.”

Mr. Simard continued, “Despite the challenges presented by the protracted low interest rate environment and a still-struggling economy, our 2014 performance featured a $4.9 million, or 11.9%, increase in net interest income. This achievement was driven by an eighteen basis point improvement in our net interest margin combined with average earning asset growth of $76 million. Led by revenue from our Trust and other financial services division, we also enjoyed higher levels of fee income compared with last year. Reflecting our continued focus on core earnings, we are pleased to deliver a 2014 efficiency ratio of 54.7% while continuing to invest in our products, process, and people.”

In concluding, Mr. Simard added, “We believe our commitment to pursuing a strategy of achieving long-term sustainable growth, profitability, and shareholder value without sacrificing our soundness is again evident from our financial results and overall performance.  As we have said, this is at the very heart of our model. We continue to seek out opportunities to expand our business and deliver the promise of successful community banking to our customers, prospects, employees, and shareholders alike.”

Balance Sheet

Assets: Total assets ended the year at $1.46 billion, up $85.4 million, or 6.2%, compared with December 31, 2013. The increase in total assets was led by loan growth and, to a lesser extent, an increase in the Bank’s securities portfolio.

Loans: Total loans ended the year at $919.0 million, up $66.2 million, or 7.8%, compared with December 31, 2013. Consumer loans, which principally consist of residential real estate mortgages, ended the year at $446.6 million, up $65.4 million or 17.2% compared with December 31, 2013. This increase was principally attributed to purchased residential mortgage loans, as loans originated and closed by the Bank were largely offset by principal pay-downs from the existing residential real estate portfolio.

At year end, the Bank’s commercial loan portfolio stood at $455.7 million, unchanged, compared with December 31, 2013. New commercial loan originations 2014 were largely offset with certain, sizeable loan payoffs as well as scheduled principal amortization from the portfolio.

Credit Quality: Total non-performing loans ended the year at $12.3 million, representing an increase of $3.4 million compared with December 31, 2013. One residential real estate mortgage loan, which was placed in non-accrual status in the fourth quarter, represented 73.5% of this increase. Despite the increase in non-performing loans, the Bank does not believe it is reflective of credit deterioration in the loan portfolio as a whole.

Total net loan charge-offs amounted to $1.3 million in 2014, or net charge-offs to average loans outstanding of 0.15%, up from $1.0 million and 0.12%, respectively, compared with 2013. The Bank recorded a provision for loan losses of $1.8 million in 2014, representing an increase of $415 thousand compared with 2013. The increase in the provision largely reflected elevated levels of loan loss experience and, to a lesser extent, increases in non-performing and other potential problem loans.

At December 31, 2014, the Bank’s allowance for loan losses stood at $9.0 million, representing an increase of $494 thousand or 5.8% compared with year end 2013. The allowance for loan losses expressed as a percentage of total loans ended the year at 0.98%, compared with 0.99% at year end 2013.

Securities: Total securities ended the year at $470.5 million, up $20.4 million, or 4.5%, compared with December 31, 2013. Securities purchased during 2014 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Total deposits ended the year at $858.0 million, up $22.4 million, or 2.7%, compared with December 31, 2013. Demand, NOW and money market accounts combined were up $39.9 million or 9.1%, while time deposits declined $17.5 million, or 4.4%. The decline in time deposits was attributed to lower levels of brokered deposits compared with year end 2013.

Capital: At December 31, 2014, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At December 31, 2014, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.30%, 15.60% and 17.24%, respectively.

Three-for-Two Stock Split: As previously announced, the Company’s Board of Directors declared a three-for-two split of its common stock, payable as a large stock dividend, which was paid on May 19, 2014 to all stockholders of record at the close of business on May 5, 2014. Prior to the three-for-two stock split as a large stock dividend, the Company had approximately 3,944,290 shares of common stock outstanding. After the stock split, the number of shares of Company common stock outstanding increased to approximately 5,916,435.  All previously reported share and per share data included in public filings subsequent to the payment date have been restated to reflect the retroactive effect of this three-for-two stock split.

Shareholder Dividends: During 2014 the Company paid regular cash dividends on its common stock in the aggregate amount of $5.36 million, compared with $4.92 million in 2013. The Company’s 2014 dividend payout ratio amounted to 36.7%, compared with 37.3% in 2013. The total regular cash dividends paid in 2014 amounted to $0.905 per share of common stock, compared with $0.833 per share in 2013, representing an increase of 0.072 cents per share, or 8.6%.

The Company’s Board of Directors recently declared a first quarter 2015 regular cash dividend of 24.5 cents per share of common stock, representing an increase of 2.83 cents or 13.1% compared with the first quarter of 2014. Based on the year-end 2014 price of BHB’s common stock of $32.00 per share, the dividend yield amounted to 3.06%.

Results of Operations

Net Interest Income: For the year ended December 31, 2014, net interest income on a tax-equivalent basis amounted to $45.7 million, representing an increase of $4.9 million, or 11.9%, compared with 2013. The increase in net interest income was principally attributed to average earning asset growth of $75.7 million or 5.8%, combined with an eighteen basis point improvement in the net interest margin to 3.33%. The increase in the net interest margin was principally attributed to a twenty basis point decline in the weighted average cost of interest bearing liabilities to 0.82%, as the weighted average earning asset yield of 4.05% was unchanged compared with 2013. While the weighted average loan yield declined fifteen basis points in 2014, this decline was offset by a twenty-eight basis point increase in securities yields, as higher long-term interest rates and slowing mortgage refinance activity over this past year caused the amortization of mortgage-backed security purchase premiums to slow.

For the quarter ended December 31, 2014, net interest income on a tax-equivalent basis amounted to $11.5 million, representing an increase of $656 thousand, or 6.1%, compared with the fourth quarter of 2013. The Bank’s fourth quarter tax-equivalent net-interest margin amounted to 3.28%, up from 3.21% in the fourth quarter of 2013. The increase in net interest income was principally attributed to average earning asset growth of $52.9 million combined with a seven basis point improvement in the net interest margin to 3.28%. The increase in the net interest margin was principally attributed to an eleven basis point decline in the weighted average cost of interest bearing liabilities to 0.82%, as the weighted average earning asset yields declined three basis points to 4.00%.

Non-interest Income: For the year ended December 31, 2014, total non-interest income amounted to $7.8 million, representing an increase of $192 thousand, or 2.5%. The increase in non-interest income was principally attributed to a $342 thousand, or 9.4% increase in trust and other financial services fees compared with 2013. This increase was principally attributed to increases in the value of assets under management and higher levels of fee income from retail brokerage activities. Partially offsetting the foregoing increase was a $97 thousand or 7.8% decline in service charges on deposits, reflecting lower levels of customer overdraft activity. Total realized securities gains, net of other-than-temporary impairment losses, amounted to $403 in 2014, representing a decline of $24 thousand, or 5.6%, compared with 2013.

Non-interest Expense: For the year ended December 31, 2014, total non-interest expense amounted to $29.2 million, up $2.4 million, or 8.8%, compared with 2013. The increase in non-interest expense was largely attributed to a $1.6 million, or 10.6%, increase in salaries and employee benefits. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, higher levels of employee health insurance, lower levels of deferred loan origination costs, as well as increases in staffing levels and strategic changes in staffing mix. Total other operating expenses amounted to $6.9 million in 2014, up $358 thousand, or 5.4%, compared with 2013. This increase largely reflected higher levels of loan collection and other real estate owned expenses.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the year ended December 31, 2014, the Company’s efficiency ratio amounted to 54.7%, compared with 55.6% for 2013. These ratios compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Founded in 1887, Bar Harbor Bank & Trust provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. Furthermore, there is a risk that the Company may not identify or be successful in realizing upon new opportunities to expand its business consistent with its business strategy, which would limit our growth and may have a negative impact on future results of operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2014	12/31/2013	2014	2013

Total assets	$1,459,320	$1,373,893	$1,447,725	$1,379,442
Total securities	470,525	450,170	465,188	464,953
Total loans	919,024	852,857	901,273	851,640
Allowance for loan losses	8,969	8,475	8,908	8,526
Total deposits	858,049	835,651	885,894	865,256
Total borrowings	447,020	409,445	409,458	381,972
Shareholders' equity	146,287	121,379	145,205	124,994

	Three Months Ended		Years Ended
Results Of Operations	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Interest and dividend income	$ 13,520	$ 13,076	$ 53,718	$ 50,749
Interest expense	2,507	2,731	9,905	11,663
Net interest income	11,013	10,345	43,813	39,086
Provision for loan losses	457	490	1,833	1,418
Net interest income after
provision for loan losses	10,556	9,855	41,980	37,668

Non-interest income	1,533	1,817	7,758	7,566
Non-interest expense	7,792	7,123	29,211	26,860
Income before income taxes	4,297	4,549	20,527	18,374
Income taxes	1,195	1,285	5,914	5,191

Net income	$ 3,102	$ 3,264	$ 14,613	$ 13,183

	At or for the Three Months Ended		At or for the Years Ended
Share and Per Common Share Data	December 31,		December 31,
	2014	2013	2014	2013

Period-end shares outstanding	5,946,325	5,908,612	5,946,325	5,908,612
Basic average shares outstanding	5,941,103	5,907,834	5,926,387	5,898,077
Diluted average shares outstanding	6,008,790	5,943,063	5,976,264	5,928,440

Basic earnings per share	$ 0.52	$ 0.55	$ 2.47	$ 2.24
Diluted earnings per share	$ 0.52	$ 0.55	$ 2.45	$ 2.22

Cash dividends	$ 0.235	$ 0.213	$ 0.905	$ 0.833
Book value	$ 24.60	$ 20.54	$ 24.60	$ 20.54
Tangible book value	$ 23.68	$ 19.60	$ 23.68	$ 19.60

Selected Financial Ratios

Return on Average Assets	0.85%	0.94%	1.03%	0.98%
Return on Average Equity	8.48%	10.36%	10.69%	10.52%
Tax-equivalent Net Interest Margin	3.28%	3.21%	3.33%	3.15%
Efficiency Ratio (1)	58.4%	55.9%	54.7%	55.6%

	At or for the Years Ended
	December 31,

	2014	2013
Asset Quality

Net charge-offs to average loans	0.15%	0.12%
Allowance for loan losses to total loans	0.98%	0.99%
Allowance for loan losses to non-performing loans	73.0%	95.9%
Non-performing loans to total loans	1.34%	1.04%
Non-performing assets to total assets	0.88%	0.76%

Capital Ratios

Tier 1 leverage capital	9.30%	9.01%
Tier 1 risk-based capital	15.60%	14.97%
Total risk-based capital	17.24%	16.62%
Tangible equity to total assets	9.65%	8.43%
Tangible common equity (2)	9.68%	8.46%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.  Fourth quarter and year-to-date non-recurring expenses amounted to $34 and $863, all of which were associated with the Border Trust transaction.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.